UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

 FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): January 3, 2019

SPOK HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-32358	16-1694797
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6850 Versar Center, Suite 420, Springfield, Virginia	22151
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (800) 611-8488
Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 3, 2019, Spok Holdings, Inc., a Delaware corporation (the “Company”), entered into an executive employment agreement (the “Employment Agreement”) with Vincent D. Kelly, President and Chief Executive Officer of the Company. Upon its effectiveness on January 1, 2019, the Employment Agreement replaces and supersedes the executive employment agreement by and between the Company and Mr. Kelly, dated December 28, 2016.
In an effort to align spending with the development and resources needed for Spok’s new Care Connect Platform, Mr. Kelly approached the Compensation Committee of the Board of Directors of the Company and asked to reduce his short-term incentive and equity compensation for the period January 1, 2019 through December 31, 2021. In addition to Mr. Kelly's reduction in compensation, Michael Wallace, Chief Financial Officer of the Company, and Hemant Goel, President of Spok, Inc., a wholly owned subsidiary of the Company, also asked for a reduction in their respective short-term incentive and equity compensation for 2019.
Pursuant to the Employment Agreement, Mr. Kelly will continue to serve as the Chief Executive Officer of the Company. The term of the Employment Agreement will commence on January 1, 2019 and will end on December 31, 2021, unless earlier terminated. Mr. Kelly’s annual base salary under the Employment Agreement will initially be $600,000 (no change from Mr. Kelly's previous agreement), with a target annual cash bonus opportunity of 83.33% of his base salary (a reduction from 100% in Mr. Kelly's previous agreement). In addition to Mr. Kelly's annual cash bonus reduction, he will also take a reduction of $600,000 in his 2019 Long-Term Incentive Plan ("LTIP") award opportunity as compared to his 2018 LTIP award opportunity.
The Employment Agreement provides for the payment of severance benefits following certain terminations of Mr. Kelly’s employment with the Company. If Mr. Kelly’s employment is terminated by the Company other than for “Cause” or "Disability" (each as defined in the Employment Agreement), or if Mr. Kelly resigns for “Good Reason” (as defined in the Employment Agreement), then, subject to Mr. Kelly executing and not revoking a general release of claims against the Company, the Company will pay Mr. Kelly (i) an amount equal to two times Mr. Kelly’s base salary, (ii) an amount equal to one times Mr. Kelly’s target annual bonus (provided that, if Mr. Kelly’s termination occurs within one year following a change in control of the Company, he will be entitled to receive an amount equal to two times his target annual bonus), (iii) a pro-rated amount of Mr. Kelly’s target annual bonus for his service during the year of termination, (iv) certain medical premium reimbursements for up to two years following his termination, (v) reimbursement for up to $35,000 for outplacement services, (vi) accelerated vesting of any outstanding equity awards that are subject solely to service-based vesting conditions, and (vii) a waiver of any service-based vesting conditions applicable to performance-based equity awards, which shall be payable if and when applicable performance objectives are achieved. If Mr. Kelly’s employment is terminated due to his death or Disability, the Company will pay Mr. Kelly (or, if applicable, his estate) (i) an amount equal to two times Mr. Kelly’s base salary and (ii) a pro-rated amount of Mr. Kelly’s target annual bonus for his service during the year of termination.
Pursuant to the Employment Agreement, Mr. Kelly will be subject to non-competition and employee non-solicitation covenants during the period of his employment with the Company and for two years following his termination.
The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Employment Agreement, which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibit:

Exhibit
No.	Description
10.1	Executive Employment Agreement, by and between Spok Holdings, Inc. and Vincent D Kelly, dated as of January 3, 2019

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Spok Holdings, Inc.

Dated:	January 4, 2019	By:	/s/ Michael W. Wallace
			Name:	Michael W. Wallace
			Title:	Chief Financial Officer